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                              UNITED STATES               SEC File Number
                    SECURITIES AND EXCHANGE COMMISSION       000-18232
                          Washington, D.C. 20549
                                                            Cusip Number
                                                             __________
                               FORM 12b-25

                       NOTIFICATION OF LATE FILING

(Check One)    [ ]Form 10-K   [ ]Form 20-F   [ ]Form 11- K  [X]Form 10-Q
               [ ]Form N-SAR

                 For Period Ended:        December 31, 2000
                                   -------------------------------
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended: ----------------
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|        Read Instruction (on back page) Before Preparing Form.              |
|                         Please Print or Type.                              |
| Nothing in this form shall be construed to imply that the Commission       |
|             has verified any information contained herein.                 |
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If  the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION
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Full Name of Registrant
                          SmartSources.com, Inc.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

                       2030 Marine Drive, Ste. 100
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City, State and Zip Code

            North Vancouver, British Columbia V7P 1V7, Canada
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PART II - RULES 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   | (a)  The reasons described in reasonable detail in Part III of this
   |      form could not be eliminated without unreasonable effort or
   |      expense;
[x]| (b)  The subject annual report, on Form 10-K, or portion thereof, will
   |      be filed on or before the fifteenth calendar day following the
   |      prescribed due date; and
   | (c)  The accountant's statement or other exhibit required by Rule
   |      12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period:

     THE REGISTRANT IS ASSESSING THE ACCOUNTING TREATMENT OF CERTAIN RECENT EVENTS.

                                   Potential persons who are to respond to
                                   the collection of information contained
(Attach Extra Sheets if Needed)    in this form are not required to respond
                                   unless the form displays a currently
                                   valid OMB control number.

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PART IV -- OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification
     ------------------------   -----------       -------------------------
             (Name)             (Area Code)         (Telephone Number)

        Anna Stylianides           (604)                 986-0889

(2)  Have all other periodic reports required under section
     13 or 15(d) of the Securities Exchange Act of 1934 or
     section 30 of the Investment Company Act of 1940 during
     the preceding 12 months or for such shorter period that
     the registrant was required to file such report(s) been
     filed? If the answer is no, identify report(s).      [X] Yes  [ ] No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                          [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                          SmartSources.com, Inc.
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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 14, 2001                /s/ Anna Stylianides
      -------------------               ---------------------------------
                                        Anna Stylianides, Vice-President

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                           ATTENTION
   Intentional misstatements or omissions of fact constitute
       Federal Criminal Violations (See 18 U.S.C. 1001).
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